Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BARINGTON/HILCO ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Barington/Hilco Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.          The name of the Corporation is “Barington/Hilco Acquisition Corp.”

2.          The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 24, 2014.

3.          This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.          This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

5.          The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

First: The name of the corporation is Barington/Hilco Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

Second: The registered office of the Corporation is to be located at 615 South DuPont Highway, City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 9,500,000 of which 8,500,000 shares shall be common stock of the par value of $.0001 per share (the “Common Stock”), and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i)          Voting. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The holders of Common Stock shall not have cumulative voting rights.

(ii)         Dividends. Subject to any other provisions of the Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Dividends consisting of shares of Common Stock may be paid only to holders of shares of Common Stock and only proportionally with respect to each outstanding share of Common Stock.

(iii)        Fractional Shares. If, by virtue of a stock split, conversion or other corporate action, a person becomes entitled to receive a fractional interest in a share of Common Stock, the Corporation shall, upon such action and at its sole option, either (a) issue a fractional share of Common Stock to such person, (ii) round up to the nearest whole number of shares of Common Stock to be issued to the holder or (iii) pay the holder in cash the fair value of the fraction of a share the holder would be entitled to receive.

(iv)        Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, the holders of shares of Common Stock shall be entitled to receive all assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.

(v)         Amendments. Any amendment or modification to or waiver of the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the holders of shares of Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of Common Stock. Any amendment to the Certificate of Incorporation to increase or decrease the authorized shares of Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of Common Stock.

(vi)        No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive rights.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s common stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Fifth: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Yael Steiner	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036

Sixth: The introduction and the following provisions (A) through (G) of this Article Sixth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” unless dissenting holders of Public Shares (defined below) are offered the right to have such shares converted to cash as set forth in provision (C) below. A “Business Combination” shall mean any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving the Corporation one or more businesses or entities (“Target Businesses”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (as defined below).

A.          Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its holders of Common Stock for approval (a “Proxy Solicitation”) pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.           The Corporation will consummate a Business Consummation only if a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination.

C.           In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any holder of a share of Common Stock sold in the IPO (“Public Shares”) who voted on the proposal to approve such Business Combination, may, contemporaneously with such vote, demand that the Corporation convert his Public Shares into cash. If so demanded, the Corporation shall, promptly after the consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Fund (as defined below) less any income taxes owed on such funds but not yet paid, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of Public Shares then outstanding (such price being referred to as the “Conversion Price”). Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Group”), will be restricted from demanding conversion with respect to 15.0% or more of the Public Shares Accordingly, all Public Shares beneficially owned by such holder or any other person with whom such holder is acting in concert or as a Group with in excess of 15.0% or more of the Public Shares will remain outstanding following the consummation of such Business Combination and will not be converted. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of the IPO and into which a certain amount of the net proceeds of the IPO is deposited.

D.           The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.

E.           In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months from the consummation of the IPO or (ii) 21 or 24 months from the consummation of the IPO in the event that the Corporation enters into permitted extensions (such later date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares for cash for redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes.

F.           A holder of Public Shares shall be entitled only to receive distributions from the Trust Fund in the event (i) he demands conversion of his shares in accordance with paragraph C above in connection with any Proxy Solicitation or (ii) that the Corporation has not consummated a Business Combination by the Termination Date. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Fund.

G.           Prior to the consummation of a Business Combination, the Board of Directors may not issue (i) any shares of Common Stock or any securities convertible into Common Stock; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Fund or which vote as a class with the Common Stock on a Business Combination.

Seventh: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Eighth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.           The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Ninth: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.           The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Tenth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by James A. Mitarotonda, its Chief Executive Officer, as of the 28th day of January, 2015.

James A. Mitarotonda,
Chief Executive Officer

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